   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 24, 1998

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                               AMENDMENT NO. 2 TO


                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                               CELL GENESYS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                     DELAWARE                                           94-3061375
             (STATE OF INCORPORATION)                      (I.R.S. EMPLOYER IDENTIFICATION NO.)

                               342 LAKESIDE DRIVE
                         FOSTER CITY, CALIFORNIA 94404
                                 (650) 425-4400

  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               MATTHEW J. PFEFFER
                            CHIEF FINANCIAL OFFICER
                               CELL GENESYS, INC.
                               342 LAKESIDE DRIVE
                         FOSTER CITY, CALIFORNIA 94404
                                 (650) 425-4400
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:
                             BARRY E. TAYLOR, ESQ.
                            TREVOR J. CHAPLICK, ESQ.
                        WILSON SONSINI GOODRICH & ROSATI
                            PROFESSIONAL CORPORATION
                               650 PAGE MILL ROAD
                        PALO ALTO, CALIFORNIA 94304-1050
                                 (650) 493-9300

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   From time to time after the effective date of this Registration Statement.

    If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
                                             AMOUNT           PROPOSED MAXIMUM      PROPOSED MAXIMUM         AMOUNT OF
       TITLE OF EACH CLASS OF                 TO BE            OFFERING PRICE          AGGREGATE           REGISTRATION
     SECURITIES TO BE REGISTERED          REGISTERED(1)         PER SHARE(2)       OFFERING PRICE(2)          FEE(3)
---------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.001 per
  share..............................       4,689,784             $2.71875            $12,750,350             $3,761
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------


(1) This Registration Statement (No. 333-65077) is being filed to register 4,689,784 shares of Common Stock pursuant to Rule 413. The Registrant previously registered 8,028,569 shares of Common Stock pursuant to a Registration Statement on Form S-3 (No. 333-43277), which was declared effective on January 16, 1998. Pursuant to Rule 429(b), the prospectus filed herewith includes the 4,689,784 shares registered hereby (No. 333-65077) and the 8,028,569 shares registered previously (No. 333-43277).



(2) Estimated solely for the purpose of computing the registration fee required by Section 6(b) of the Securities Act and computed pursuant to Rule 457(c) under the Securities Act.



(3) The amount of the Registration Fee shown pertains to the 4,689,784 shares of Common Stock being registered pursuant to this Registration Statement (No. 333-65077). The Registration Fee was paid by the Registrant in connection with the initial filing of this Registration Statement on September 30, 1998 ($2,340) and Amendment No. 1 filed on October 15, 1998 ($1,421). The amount shown does not include the Registration Fee of $19,388 paid by the Registrant in connection with the registration of 8,028,569 shares of Common Stock pursuant to the prior Registration Statement (No. 333-43277).


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS

(SUBJECT TO COMPLETION, DATED NOVEMBER   , 1998)


                               12,718,353 SHARES

                               CELL GENESYS, INC.
                                  COMMON STOCK
                            ------------------------


     This Prospectus relates to the public offering, which is not being underwritten, of up to 12,718,353 shares of Common Stock, par value $0.001 per share (the "Shares"), of Cell Genesys, Inc. ("Cell Genesys" or the "Company"), which may be offered from time to time by certain stockholders of the Company or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer (the "Selling Stockholders"). The Company will receive no part of the proceeds of such sales. All of the Shares were originally issued by the Company or will be issued by the Company consisting of: (1) up to 118,353 Shares issued or issuable upon the exercise by certain of the Selling Stockholders of warrants (the "Warrants") of Cell Genesys, which warrants were assumed by Cell Genesys as a result of the merger of a wholly-owned subsidiary of the Company into Somatix Therapy Corporation ("Somatix"), (2) up to 12,600,000 shares of Common Stock to be issued from time to time to Selling Stockholders upon conversion of the Company's outstanding Series B Convertible Preferred Stock which were issued on November 14, 1997 (the "Series B Preferred Stock") at the election of the registered holders of such Series B Preferred Stock, or (3) the Company's estimate of the number of additional Shares as may be issuable upon payment of share dividends on the Series B Preferred Stock or upon conversion of outstanding Series B Preferred Stock based on fluctuations in the conversion price of the Common Stock. The Shares were issued or will be issued upon conversion of the Series B Preferred Stock and exercise of the Warrants in private placements pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), provided by
Section 4(2) thereof. The Shares are being registered by the Company pursuant to registration rights granted to the Selling Stockholders.


     The Selling Stockholders have not advised the Company of any specific plans for the distribution of the Shares covered by this Prospectus. It is anticipated, however, that the Shares may be offered by the Selling Stockholders from time to time in one or more transactions on the Nasdaq National Market, in privately negotiated transactions at such prices as may be agreed upon, or in a combination of such methods of sale. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation to a particular broker-dealer might be in excess of customary commissions). See "Plan of Distribution." The price at which any of the Shares may be sold, and the commissions, if any, paid in connection with any such sale, are unknown and may vary from transaction to transaction. The Company will pay all expenses incident to the offering and sale of the Shares to the public other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes. See "Selling Stockholders" and "Plan of Distribution."


     The Company's Common Stock is listed on the Nasdaq National Market under the symbol "CEGE." On November 19, 1998 the last sale price of the Company's Common Stock was $4.9063 per share.

                            ------------------------

     THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" ON PAGE 5 FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
                            ------------------------

     The Securities and Exchange Commission (the "Commission") may take the view that, under certain circumstances, the Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act. Commissions, discounts or concessions received by any such broker-dealer or agent may be deemed to be underwriting commissions under the Securities Act. The Company and the Selling Stockholders have agreed to certain indemnification arrangements. See "Plan of Distribution."
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                            ------------------------


                THE DATE OF THIS PROSPECTUS IS NOVEMBER   , 1998

                             AVAILABLE INFORMATION


     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements and other information with the Commission. Such reports, proxy and information statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549, and at the following Regional Offices of the
Commission: New York Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048 and Chicago Regional Office, Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained by mail at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is http://www.sec.gov. The Common Stock of the Company is listed on the Nasdaq National Market, and such reports, proxy and information statements and other information concerning the Company may be inspected at the offices of Nasdaq Operations, 1735 K Street, NW, Washington, D.C. 20006.


     This Prospectus constitutes a part of a Registration Statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") filed by the Company with the Commission under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the shares of Common Stock offered hereby, reference is hereby made to the Registration Statement. The Registration Statement may be inspected at the public reference facilities maintained by the Commission at the addresses set forth in the preceding paragraph. Statements contained herein concerning any document filed as an exhibit are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission by the Company (File No. 0-19986) pursuant to the Exchange Act are hereby incorporated by reference in this Prospectus:


     (1) The Company's Annual Report on Form 10-K (File No. 000-19986) for the fiscal year ended December 31, 1997;



     (2) The Company's Quarterly Report on Form 10-Q for the quarters ended March 31, 1998 (File No. 000-19986), June 30, 1998 (File No. 000-19986)
         and September 30, 1998 (File No. 000-19986)



     (3) The description of the Company's Common Stock and associated preferred share purchase rights, contained in its Registration Statements on Form S-4 filed with the Commission on April 30, 1997 (File No. 333-26131), as supplemented by a Supplement to the Joint Proxy Statement dated April 30, 1997 as filed on May 13, 1997 (File No. 000-19986) and Form 8-A filed with the Commission on March 24, 1992 and August 8, 1995 (File No. 000-19986); and


     (4) All other reports filed by the Company pursuant to Sections 13(a) or 15(d) of the Exchange Act since December 31, 1997.

     All reports and other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this Prospectus, to the extent required, and to be a part of this Prospectus from the date of filing of such reports and documents.

     Any statement contained in a document incorporated by reference into this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference into this Prospectus (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be submitted in writing to Investor Relations, Cell Genesys, Inc., 342 Lakeside Drive, Foster City, CA 94404, or by telephone at (650) 425-4400.

                                  THE COMPANY


     Cell Genesys is focused on the development and commercialization of gene therapies to treat major life-threatening diseases, including AIDS and cancer. The Company's objective is to commercialize both ex vivo and in vivo gene therapies. The Company's AIDS gene therapy is currently in Phase II clinical testing. Current studies will evaluate whether the combination of AIDS gene therapy and antiviral drugs can delay the recurrence of HIV infection, which has been generally observed in patients who stop their antiviral drug therapy. These studies will help determine whether the gene therapy can reduce the requirement for long-term treatment with combinations of three or more antiviral drugs. In September 1997, the Company initiated human clinical trials for its T cell (an immune system cell responsible for cellular immunity) gene therapy for colon cancer and its second generation GVAX(TM) cancer vaccine for melanoma, lung and prostate cancers. The Company has additional ongoing research programs in other gene therapy applications, including hemophilia, cardiovascular disease and other cancer indications, as well as gene delivery, or vector, technologies. The Company believes that such programs may provide opportunities for collaborative arrangements with third parties that could also provide additional funding to the Company.


     The principal executive offices of the Company are located at 342 Lakeside Drive, Foster City, California, 94404, (650) 425-4400.

                                  RISK FACTORS

     THIS PROSPECTUS AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE CONTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE STATEMENTS CONTAINED IN THIS PROSPECTUS THAT ARE NOT PURELY HISTORICAL ARE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT, INCLUDING WITHOUT LIMITATION, STATEMENTS REGARDING THE COMPANY'S EXPECTATIONS, BELIEFS, ESTIMATES, INTENTIONS AND STRATEGIES ABOUT THE FUTURE. WORDS SUCH AS "ANTICIPATES," "EXPECTS," "INTENDS," "PLANS," "BELIEVES," "SEEKS," "ESTIMATES," VARIATIONS OF SUCH WORDS AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY SUCH FORWARD-LOOKING STATEMENTS. THESE STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND ARE SUBJECT TO CERTAIN RISKS, UNCERTAINTIES AND ASSUMPTIONS THAT ARE DIFFICULT TO PREDICT; THEREFORE, ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE EXPRESSED OR FORECASTED IN ANY SUCH FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH IN THE FOLLOWING RISK FACTORS, ELSEWHERE IN THIS PROSPECTUS AND IN THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE PUBLICLY ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE. POTENTIAL INVESTORS SHOULD CONSIDER CAREFULLY THE FOLLOWING FACTORS, AS WELL AS THE MORE DETAILED INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS AND IN THE DOCUMENTS INCORPORATED BY REFERENCE, BEFORE MAKING A DECISION TO INVEST IN THE SHARES OFFERED HEREBY.


     Need for Substantial Additional Funds. We will need substantial additional funds to do existing and planned preclinical and clinical trials to continue research and development activities, and to establish manufacturing and marketing capabilities for any products we may develop. We expect that our existing capital resources, together with payments to be received under existing collaborative agreements and amounts available under existing equipment financing facilities, will enable us to maintain our operations at least through 1999, provided that the Company is not subject to redemption obligations in respect of its outstanding Series B Preferred Stock. Beyond 1999, we will need to raise substantial additional capital to fund our operations.



     Our future capital requirements will depend on, and could increase as a result of, many factors such as:



     - continuation of the collaboration with Hoechst Marion Roussel



     - continued scientific progress of research and development programs



     - magnitude of such programs



     - progress of preclinical and clinical testing



     - time and costs involved in obtaining regulatory approvals



     - costs involved in preparing, filing, prosecuting, maintaining, enforcing and defending patent claims



     - competing technological and market developments



     - changes in collaborative relationships



     - terms of any additional collaborative arrangements into which we may enter



     - our ability to establish research, development and commercialization arrangements pertaining to products other than those covered by existing collaborative arrangements



     - cost of establishing manufacturing facilities

     - cost of commercialization activities



     - demand for our products, if and when approved



     - potential redemption obligations in connection with conversion of the Series B Convertible Preferred Stock. See "-- Shares Eligible for Future Sale, Dilution" and "-- Possibility of Redemption."



     There is no assurance that opportunities for in-licensing technologies or for third party collaborations will continue to be available to us on acceptable terms.



     A major portion of our operating revenues come from a collaborative agreement with Hoechst Marion Roussel signed in October 1995. Under the terms of the agreement, Hoechst Marion Roussel can terminate its commitment at any time two years after its anniversary date. Hoechst Marion Roussel is funding clinical development for this program in 1998. There is no assurance that Hoechst Marion Roussel will continue the agreement or that the level of funding will not vary year to year. Our operating results would be adversely affected if Hoechst Marion Roussel decides not to continue funding under this arrangement.



     We expect to raise additional funds through additional equity or debt financings, collaborative relationships, or otherwise. Because of our long-term capital requirements, we may seek to access the public or private equity markets whenever conditions are favorable, even if we do not have an immediate need for additional capital at that time.



     There can be no assurance that any such additional funding will be available to us, or, if available, that it will be on acceptable terms. If we raise additional funds by issuing equity securities, stockholders will incur immediate dilution. If adequate funds are not available, we may be required to delay, reduce the scope of, or eliminate one or more of our research, development and clinical activities or we may need to seek funds through arrangements with collaborative partners or others that require us to relinquish rights to certain of our technologies, product candidates or products that we would otherwise seek to develop or commercialize ourselves. Either of these events could have a material adverse effect on our business, results of operations, financial condition or cash flow.



     Early Stage of Development; No Developed or Approved Products. All of our potential gene therapy products are in research and development. We have not sold any products or generated any revenues from the sale of products. We do not expect to generate any such revenues for at least the next several years. Our products currently under development will require significant additional research and development efforts, including extensive preclinical and clinical testing and regulatory approval, prior to commercial use. There can be no assurance that our research and development efforts will be successful or that any of our future products will ultimately be commercially successful. Even if developed, our products may not receive regulatory approval or be successfully introduced and marketed at prices that would permit us to operate profitably.



     Operating Loss and Accumulated Deficit. We have incurred net losses since our inception. At September 30, 1998, our accumulated deficit was approximately $185.9 million. We incurred net losses of $22.5 million for the nine months ended September 30, 1998. Such losses have resulted principally from expenses of research and development programs and to a lesser extent, from general and administrative expenses. In 1997, we incurred losses of $86.2 million, including $78.9 million related to the acquisition of Somatix and $15 million related to the cross license and settlement agreement with GenPharm. During the first six months of 1998 while Abgenix was a consolidated subsidiary, we attributed Abgenix losses totaling $4.2 million to the minority stockholders. Under the equity method of accounting, we recorded $1.3 million loss in equity of Abgenix during the three months ended September 30, 1998. We expect to incur substantial losses for at least the next several years due primarily to the expansion of research and development programs, including preclinical studies, clinical trials and manufacturing. We expect that losses will fluctuate from quarter to quarter and that such fluctuations may be substantial. There can be no assurance that we will successfully develop, commercialize, manufacture or market any products. We cannot guarantee that we will ever achieve or sustain product revenues or profitability.

     Technological Uncertainty. Gene therapy is a new technology. Existing preclinical and clinical data on the safety and efficacy of gene therapy are limited. Data relating to our specific gene therapy approaches are even more limited. Our GVAX (TM) cancer vaccine and AIDS gene therapy are currently being tested in Phase I/II and Phase II human clinical trials to determine their safety and efficacy. None of the other products or therapies under development are in human clinical trials. The results of preclinical studies do not predict safety or efficacy in humans. Possible side effects of gene therapy may be serious and life-threatening. There can be no assurance that unacceptable side effects will not be discovered during preclinical and clinical testing of our potential products or thereafter. There are many reasons that potential products that appear promising at an early stage of research or development do not result in commercialization. Although we are testing proposed products or therapies in human clinical trials, there can be no assurance that we will be permitted to undertake human clinical trials for any of our other products. Also, the results of such testing might not demonstrate safety or efficacy. Even if clinical trials are successful, there is no assurance that we will obtain regulatory approval for any indication, that an approved product can be produced in commercial quantities at reasonable cost or that such a product will be successfully marketed.



     Patents and Trade Secrets. The patent positions of pharmaceutical and biotechnology firms, including Cell Genesys, are generally uncertain and involve complex legal and factual questions. Although we are prosecuting patent applications, we cannot be certain whether any given application will result in the issuance of a patent or, if any patent is issued, whether it will provide significant proprietary protection or will be invalidated. Also, patent applications in the United States are confidential until patents are issued. Publication of discoveries in scientific or patent literature tends to lag behind actual discoveries by several months. Accordingly, we cannot be certain that we were the first creator of inventions covered by pending patent applications or that we were the first to file patent applications for such inventions.



     Our commercial success will also depend in part on not infringing the patents or proprietary rights of others and not breaching licenses granted to us. We will be required to obtain licenses to certain third party technology and genes necessary to conduct our business. Any failure to license at reasonable cost any technology or genes required to commercialize our technologies or products may have a material adverse effect on our business, results of operations, financial condition or cash flow.



     Litigation, which could result in substantial cost to us, may also be necessary to enforce any patents issued to us, or to determine the scope and validity of other parties' proprietary rights. To determine the priority of inventions, the United States Patent Office frequently declares interference proceedings. Such proceedings could result in an adverse decision as to the priority of our inventions.



     We are currently involved in three separate interference proceedings with regard to:



     (i) gene activation technology



     (ii) ex vivo gene therapy



     (iii) chimeric receptor technology



     While we believe our position in each interference proceeding is strong, the outcome of each proceeding cannot be predicted. An adverse result could have a material adverse effect on our intellectual property position and our business. We may be involved in other interference proceedings in the future. We believe that there will continue to be significant litigation in the industry regarding patent and other intellectual property rights.



     We also rely on unpatented trade secrets and improvements, unpatented know-how and continuing technological innovation to develop and maintain our competitive position. No assurance can be given that others will not independently develop similar or better proprietary information and techniques and disclose it. Also, there can be no assurance that others will not gain access to our trade secrets, or that we can meaningfully protect our rights to our unpatented trade secrets.



     We require our employees and consultants to execute a confidentiality agreement upon the commencement of an employment or consulting relationship with us. These agreements provide that all confidential information developed by or made known to an individual during the course of the employment or consulting relationship generally must be kept confidential. In the case of employees, the agreements provide that all inventions conceived by the individual while employed by us, relating to our business are our exclusive property. These agreements may not provide meaningful protection for our trade secrets in the event of unauthorized use or disclosure of such information.



     Competition. Competition in the field of gene therapy from other biotechnology and pharmaceutical companies and from research and academic institutions is intense and expected to increase. There are numerous competitors working on products to treat each of the diseases for which we are seeking to develop therapeutic products.



     Our primary competitors are as follows for the primary products we are working on:



        PRODUCT AREA                          PRIMARY COMPETITORS
        ------------                          -------------------
    -     HIV             Chiron (Viagene), Novartis (GTI), SyStemix, Targeted
                          Genetics and Vical
    -     Prostate        Introgen and Vical
      Cancer
    -     Melanoma        Chiron, GeneMedicine, Novartis, Targeted Genetics,
                          Transkaryotic Therapy and Vical
    -     Lung Cancer     Introgen and Megabios
    -     Colon Cancer    GenVec and Vical



     Some competitors are pursuing a product development strategy competitive with ours, particularly with respect to our human monoclonal antibody program. Certain of these competitive products are in substantially more advanced stages of product development and clinical trials. Our competitors may develop technologies and products that are more effective than ours, or that would render our technology and products less competitive or obsolete. Many of these competitors have substantially greater financial resources and larger research and development staffs than we do. In addition, many of these competitors may have significantly greater experience than we do in developing products, in undertaking preclinical testing and human clinical trials of new pharmaceutical products, in obtaining United States Food and Drug Administration (the "FDA") and other regulatory approvals of products, and in manufacturing and marketing such products. Accordingly, our competitors may obtain patent protection, or FDA approval and may commercialize products more rapidly than we do. There can be no assurance that we will be able to obtain certain biological materials necessary to support our research, development or manufacturing of any of our planned therapies. If we are permitted to commence commercial sales of products, we will also be competing with respect to marketing capabilities and manufacturing efficiency, areas in which we have limited or no experience. We expect to build additional clinical scale and commercial scale manufacturing facilities if contract facilities are not available in order to commercialize our products. We also expect to secure funding for these and other product development activities through our partners and future potential partners. We also compete with universities and other research institutions in the development of products, technologies and processes. In many instances, we compete with other commercial entities in acquiring products or technology from universities.



     We expect that competition among products approved for sale will be based, among other things, on:



     - product efficacy



     - safety



     - reliability



     - availability



     - price



     - patent



     - position



     - sales

     - marketing



     - distribution capabilities



     Our competitive positions also depend upon our ability to attract and retain qualified personnel, obtain patent protection or otherwise develop proprietary products or processes and secure sufficient funding for the often substantial period between product conception and commercial sales.



     The continuing efforts of governmental and third-party payers to contain or reduce the costs of health care through various means may affect the revenues and profitability of biotechnology and pharmaceutical companies like ours. In the United States there have been, and we expect there to continue to be, a number of federal and state proposals to control health care costs. We cannot predict the effect health care reforms may have on our business. It is possible that such reforms will have a material adverse effect on our business, results of operations, financial condition or cash flow. In the United States and elsewhere, sales of therapeutic products depend in part on the availability of reimbursements to consumer from third party payers, such as government and private insurance plans. If we succeed in bringing one or more products to the market, our products might not be considered cost effective. In such event, third party payers might not reimburse the consumer sufficiently to allow us to sell our products on a competitive basis.



     Volatility Of Stock Price. The market prices for securities of biopharmaceutical and biotechnology companies (including Cell Genesys) have historically been highly volatile. The market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. The following factors, as well as those identified under "-- Shares Eligible for Future Sale; Dilution" below, may affect our stock price:



     - fluctuations in our operating results



     - announcements of technological innovations or new therapeutic products by us or our competitors



     - governmental regulation



     - developments in patent or other proprietary rights



     - public concern as to the safety of products developed by us or other biotechnology and pharmaceutical companies



     - general market conditions



     Government Regulation. Regulation by governmental authorities in the United States and foreign countries is a significant factor in the manufacture and marketing of our proposed products and our research and development activities. All of our products will require regulatory approval by governmental agencies prior to commercialization. In particular, human therapeutic products must undergo rigorous preclinical and clinical testing and other premarket approval procedures by the FDA and similar authorities in foreign countries. Since certain of our potential products involve the application of new technologies, regulatory approvals may take longer than for products produced using more conventional methods. Various federal and, in some cases, state statutes and regulations also govern or influence the manufacturing, safety, labeling, storage, record keeping and marketing of such products. The lengthy process of seeking these approvals, and the subsequent compliance with applicable federal statutes and regulations, requires the expenditure of substantial resources. Any failure by us or our collaborators or licensees to obtain, or any delay in obtaining regulatory approvals could adversely affect the marketing of our products and our ability to receive product or royalty revenue.



     In responding to a new drug application, or a product license application, the FDA may grant marketing approvals, request additional information or further research, or deny the application if it determines that the application does not satisfy its regulatory approval criteria. Approvals may not be granted on a timely basis, if at all, or if granted may not cover all the clinical indications for which we are seeking approval. Also, an approval might contain significant limitations in the form of warnings, precautions or contraindications with respect to conditions of use.

     In addition to laws and regulations enforced by the FDA, we are also subject to regulation under:



     - Occupational Safety and Health Act



     - Environmental Protection Act



     - Toxic Substances Control Act



     - Resource Conservation and Recovery Act



     - Other present and potential future federal, state or local laws and regulations



     Our research and development involves the controlled use of hazardous materials, chemicals, viruses and various radioactive compounds. Although we believe our safety procedures for handling and disposing of such materials comply with the standards prescribed by state and federal regulations, we cannot completely eliminate the risk of accidental contamination or injury from these materials. In the event of such an accident, we could be held liable for any damages that result and any such liability could exceed our resources.



     Our manufacturing facilities are subject to licensing requirements of the California Department of Health Services. While not subject to license by the FDA, such facilities are subject to inspection by the FDA as well as by the California Department of Health Services. A separate license from the FDA is required for commercial manufacture of any product. Failure to maintain such licenses or to meet the inspection criteria of the FDA and the California Department of Health Services would disrupt our manufacturing processes and have a material adverse effect on our business, results of operations, financial condition and cash flow.



     For marketing outside the United States, we are subject to foreign regulatory requirements governing human clinical trials and marketing approval for drugs and devices. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary greatly from country to country. Failure to comply with such regulatory requirements or obtain such approvals could impair our ability to develop these markets and have a material adverse effect on our business, results of operations, financial condition or cash flow.



     Commercialization; Lack of Marketing Experience. We expect to rely on sales and marketing expertise of potential corporate partners for our initial products. We do not have any experience in sales, marketing or distribution of biopharmaceutical products. The decision to market future products directly or through corporate partners will be based on a number of factors including:



     - market size and concentration



     - size and expertise of the partner's sales force in a particular market



     - Company's overall strategic objectives



     We are currently engaged in various stages of discussions with potential partners. There can be no assurance that we will be able to establish such relationships, if at all, on acceptable terms and conditions.



     Product Liabilities and Insurance. Clinical trials or marketing of any of our potential products may expose us to liability claims resulting from the use of such products. These claims might be made directly by consumers, health care providers or by others selling such products. We currently maintain product liability insurance with respect to each of our clinical trials. There can be no assurance that we will be able to maintain such insurance or that sufficient coverage can be acquired at a reasonable cost. An inability to maintain insurance at acceptable cost, or at all, could prevent or inhibit the clinical testing or commercialization of our products. A product liability claim or recall could have a material adverse effect on our business, results of operations, financial condition and cash flow.



     Hazardous Materials; Environmental Matters. Our research and development activities involve the controlled use of hazardous materials, chemicals, viruses and various radioactive compounds. We are subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of such materials and certain waste products. Although we believe that our safety procedures for handling and disposing of such materials comply with the standards prescribed by such laws and regulations, we cannot completely eliminate the risk of accidental contamination or injury from these materials. In the event of such an accident, we could be held liable for any damages that result, and any such liability could exceed our resources. We may be required to incur significant costs to comply with environmental laws and regulations in the future. Our business may be materially adversely affected by current or future environmental laws or regulations.



     Reimbursement. In both domestic and foreign markets, sales of our potential products will depend in part upon coverage and reimbursement from third-party payers, including:



     - health care organizations



     - government agencies



     - private health care insurers and other health care payers such as health maintenance organizations



     - self-insured employee plans



     - Blue Cross/Blue Shield plans



     There is considerable pressure to reduce the cost of drug products. In particular, reimbursement from government agencies and insurers and large health organizations may become more restricted in the future. Our potential products represent a new mode of therapy and, while the cost-benefit ratio of the products may be favorable, we expect that the costs associated with our products will be substantial. There can be no assurance that our proposed products, if successfully developed, will be considered cost-effective by third-party payers. There can be no assurance that insurance coverage will be provided by such third-party payers at all or without substantial delay. Even if such coverage is provided, the approved reimbursement might not provide sufficient funds to enable us to become profitable.



     Uncertainty Of Pharmaceutical Pricing and Related Matters. The continuing efforts of governmental and third-party payers to contain or reduce the costs of healthcare through various means may have a material adverse effect on the future revenues and profitability of biotechnology companies. For example, in certain foreign markets, pricing or profitability of prescription pharmaceuticals is subject to government control. In the United States, there have been, and we expect that there will continue to be, a number of federal and state proposals to implement similar government control. While we cannot predict whether the government will adopt any such legislative or regulatory proposals, the announcement or adoption of such proposals could have a material adverse effect on our business, results of operations, financial condition and cash flow.



     Dependence Upon Key Personnel and Collaborative Relationships. We rely and will continue to rely on our key management and scientific staff. The loss of key personnel or the failure to recruit necessary additional qualified personnel could have a material adverse effect on our business, results of operations, financial condition or cash flow. There is intense competition from other companies, research and academic institutions and other organizations for qualified personnel in the areas of our activities. There is no assurance that we will be able to continue to attract and retain the qualified personnel necessary for the development of our business. We will need to recruit new experts in the areas of clinical testing, manufacturing, marketing and distribution and develop additional expertise in our existing personnel. If we do not succeed in recruiting such personnel or developing such expertise, our business could suffer significantly.



     We have clinical trial arrangements with the National Institutes of Allergy and Infectious Diseases covering the initial proof-of-principle study for AIDS gene therapy being conducted in identical twin pairs. The study is now in Phase II testing. We also have clinical trial arrangements with:



     - University of California, San Francisco



     - San Francisco General Hospital



     - University of Colorado Health Sciences Center



     - Massachusetts General Hospital



     - University of California, Los Angeles

     - ViRx, Inc.



     - Aids Research Community Consortium



     Covering our patient-specific configuration of its AIDS gene therapy, these trials are also now in Phase II testing. The termination of these relationships would hinder the progress of these clinical trials.



     In addition, we have several clinical trial arrangements under our GVAX(TM)program, including with The Johns Hopkins University covering a Phase I clinical trial to treat prostate cancer patients and with the Dana Farber Cancer Institute covering two Phase I clinical trials to treat lung cancer and melanoma patients. If any of these relationships are terminated, the clinical trials might not be completed and the results might not be evaluated.



     We rely on the continued availability of outside scientific collaborators performing research. These relationships generally may be terminated at any time by the collaborator, typically by giving 30 days' notice. These scientific collaborators are not our employees. As a result, we have limited control over their activities and can expect that only limited amounts of their time will be dedicated to our activities. Our agreements with these collaborators, as well as those with our scientific consultants, provide that any rights we obtain as a result of their research efforts will be subject to the rights of the research institutions in such work. In addition, some of these collaborators have consulting or other advisory arrangements with other entities that may conflict with their obligations to us. For these reasons, there can be no assurance that inventions or processes discovered by our scientific collaborators or consultants will become our property.



     Shares Eligible For Future Sale; Dilution. Substantially all the outstanding shares of Cell Genesys Common Stock are eligible for sale in the public market. The following factors, as well as others such as those identified above under "-- Volatility of Stock Price," could cause a decline in the market price of our Common Stock:



     - issuance of Common Stock upon conversion of the Series B Preferred Stock



     - issuance of Common Stock upon exercise of warrants



     - future sales of such Common Stock or other shares of Common Stock by existing stockholders



     - the perception that such issuances or sales could occur



     - severe fluctuations in price and volume in the stock market in general which are unrelated to our operating performance



     Conversion of the Series B Preferred Stock or exercise of the warrants would result in issuance of additional shares of Common Stock. This would cause dilution of existing investors. The number of shares of Common Stock issued, and therefore the amount of dilution of existing investors, would increase as a result of either (i) an event triggering the antidilution rights of any outstanding shares of Series B Preferred Stock, or (ii) a decline in the market price of the Common Stock immediately prior to conversion of the Series B Preferred Stock.



     The holders of the Series B Preferred Stock may choose at any time to convert their shares into shares of Common Stock. In such event, the number of shares of Common Stock issued would be based on a conversion price of $11.02 per share or, if lower, the average of certain specified trading prices during the 10 trading days preceding such date of conversion (the "Floating Conversion Price"). The market price of the Common Stock has recently traded below $11.02 per share and consequently the conversion rate of the Series B Preferred Stock is currently based on the market price. The greater in decline in the market price, the greater the number of shares issuable upon conversion of the Series B Preferred Stock.



     Potential Redemption Obligation. If the holders of the Series B Preferred Stock elected to convert their shares, we would not be required to issue more than 5,624,000 shares of Common Stock (which is 19.99% of the outstanding shares of Common Stock on November 14, 1997, or the "Share Limit"), unless we first obtained stockholder approval or an exemption from the Nasdaq Stock Market from the requirement to obtain stockholder approval. If we did not obtain stockholder approval or the Nasdaq exemption, we would not be required to issue shares of Common Stock in excess of the Share Limit pursuant to requests for conversion of the Series B Preferred Stock. However, in such event, the holders of the Series B Preferred Stock could require us to redeem certain shares of Series B Preferred Stock, and the amount of these redemption obligations could become material if the Common Stock price declined below approximately $3.70 per share. Since the Common Stock has recently traded at a price below $3.70 per share and we have not obtained stockholder approval or the Nasdaq exemption, we could become subject to a material redemption obligation if the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock exceeds the Share Limit. The amount of the redemption obligation will increase as the Common Stock price decreases because we are limited in the number of shares we can issue upon conversion. Consequently, volatility in the price of the Common Stock could magnify the amount of any redemption obligation.



IMPACT OF THE YEAR 2000



     The Company has undertaken various initiatives to ensure that its information technology (IT) and non-IT systems are Year 2000 compliant. Based on its assessment efforts to date, the Company has not identified any systems currently in use which require replacement as a result of its Year 2000 initiatives. The Company currently anticipates that its Year 2000 identification, assessment, remediation, testing and contingency planning efforts, which began in late 1997, will be complete by the end of the second quarter of 1999. To date, no material costs have been incurred in the Company's Year 2000 project plan and none are currently anticipated.



     The following is a breakdown by phase of the progress the Company has made to date on its Year 2000 project plan:



                           PHASE                              TIME FRAME     PERCENT COMPLETE
                           -----                              -----------    ----------------
Initial identification and assessment.......................   Q4 -- 1998           90%
Remediation.................................................   Q4 -- 1998           90%
Testing.....................................................   Q1 -- 1999           70%
Contingency planning........................................   Q2 -- 1999           50%



     The Company is reliant upon its vendors and collaborative partners to provide Year 2000 compliant systems sufficiently before December 31, 1999. The Company has surveyed all of its major vendors, collaborative partners and other third party interests to determine whether their systems are Year 2000 compliant. While no problems have yet come to our attention, we cannot guarantee that all of the Company's key suppliers and partners will achieve Year 2000 compliance in a timely manner. The failure of the Company's vendors and partners to successfully address the Year 2000 issue could have a material adverse effect on the Company's ability to successfully address its Year 2000 issue. Such failures could materially affect the Company's results of operations, liquidity and financial condition. Due to the general uncertainty of the Year 2000 readiness of third parties, the Company is unable to determine at this time whether the consequences of Year 2000 failures will have a material impact on the Company's results of operations, liquidity and financial condition.



     The costs of the Company's Year 2000 project plan, the dates on which the Company believes it will complete each phase of its Year 2000 project plan and the process for contingency planning are based on management's best estimates, which are derived from assumptions regarding future events, including the continued availability of certain resources, third party remediation plans and other factors. There can be no assurance that these estimates and plans will prove to be accurate, and actual results could differ materially from those currently anticipated.



                                USE OF PROCEEDS


     The Company will not receive any of the proceeds from the sale of the Shares. All proceeds from the sale of the Shares will be for the account of the Selling Stockholders, as described below. See "Selling Stockholders" and "Plan of Distribution" described below.

                              SELLING STOCKHOLDERS


     The following table sets forth as of the date of this Prospectus, the name of each of the Selling Stockholders, the number of shares of Common Stock that each such Selling Stockholder beneficially owns as of October 31, 1998, the number of shares of Common Stock beneficially owned by each Selling Stockholder that may be offered for sale from time to time by this Prospectus, and the number of shares of Common Stock to be held by each such Selling Stockholder assuming the sale of all the Common Stock offered hereby.



     The Company initially registered 8,028,569 Shares for resale by the Selling Stockholders


(No. 333-43277). The Company filed a registration statement on Form S-3 (No. 333-65077), of which this Prospectus forms a part, with respect to 4,689,784 additional shares of Common Stock which are issuable upon conversion of the Series B Preferred Stock based on the Floating Conversion Price of the Series B Preferred Stock. The number of Shares shown in the following table as being offered by the Selling Stockholders holding Series B Preferred Stock does not include such presently indeterminate number of shares of Common Stock as may be issuable upon conversion of the Series B Preferred Stock pursuant to the provisions thereof regarding determination of the applicable conversion price which may fluctuate and certain antidilution provisions. Such number also does not include such presently indeterminate number of shares of Common Stock as may be issued to the Selling Stockholders holding Series B Preferred Stock in connection with the payment of share dividends.



     The Shares being offered by the Selling Stockholders were acquired from the Company (i) following conversion of the Series B Preferred Stock acquired from the Company in a private placement transaction pursuant to the Securities Purchase Agreement dated November 13, 1997 (the "Securities Purchase Agreement"), or (ii) upon exercise of the Warrants which were assumed by Cell Genesys in connection with the acquisition of Somatix. For a description of such securities, see "Description of Capital Stock."



     Each Selling Stockholder that purchased the Series B Preferred Stock pursuant to the Securities Purchase Agreement represented to the Company that it would acquire the Shares for investment and with no present intention of distributing any such Shares except pursuant to this Prospectus. Pursuant to its obligation under the Securities Purchase Agreement, the Company filed with the Commission, under the Securities Act, a Registration Statement on Form S-3, of which this Prospectus forms a part, with respect to the resale of the Shares from time to time on the Nasdaq National Market or in privately-negotiated transactions and has agreed to use its best efforts to keep such Registration Statement effective until the earlier of (i) the date all holders may sell all of the Shares freely pursuant to Rule 144 without compliance with the registration requirement of the Securities Act, or (ii) the date all of the Shares have been sold and no shares of Series B Preferred Stock are outstanding.



     Except as indicated, none of the Selling Stockholders has held any position or office or had a material relationship with the Company or any of its affiliates within the past three years other than as a result of the ownership of the Company's Common Stock. The Company may amend or supplement this Prospectus from time to time to update the disclosure set forth herein.


                                                        SHARES                      SHARES OF COMMON
                                                     BENEFICIALLY                  STOCK BENEFICIALLY
                                        SHARES OF       OWNED                          OWNED AFTER
                                        PREFERRED      PRIOR TO        SHARES       OFFERING(1)(2)(4)
                                          STOCK        OFFERING        BEING       -------------------
         SELLING STOCKHOLDER              OWNED         (1)(2)       OFFERED(4)    NUMBER     PERCENT
         -------------------            ---------    ------------    ----------    -------    --------
WARRANT HOLDERS
Aberlyn Capital Management L.P.(5)....       --            9,625          9,625        --         --
Berman, Martin(5).....................       --            6,620          6,620        --         --
Fawer, Mark(5)........................       --           10,153         10,153        --         --
Financing For Science
  International(5)....................       --            7,434          7,434        --         --
Merrill Lynch, Pierce, Fenner & Smith
  Inc.(5).............................       --           20,355         20,355        --         --
Rosenfeld, Steven(5)..................       --           14,515         14,515        --         --
Shenk, Susan(5).......................       --           16,550         16,550        --         --
TBD Ltd.(5)...........................       --           33,101         33,101        --         --
                                          -----       ----------     ----------     -----      -----
  Subtotal............................       --          118,353        118,353        --         --

                                                        SHARES                      SHARES OF COMMON
                                                     BENEFICIALLY                  STOCK BENEFICIALLY
                                        SHARES OF       OWNED                          OWNED AFTER
                                        PREFERRED      PRIOR TO        SHARES       OFFERING(1)(2)(4)
                                          STOCK        OFFERING        BEING       -------------------
         SELLING STOCKHOLDER              OWNED         (1)(2)       OFFERED(4)    NUMBER     PERCENT
         -------------------            ---------    ------------    ----------    -------    --------
SERIES B PREFERRED STOCKHOLDERS
AG Super Fund International Partners,
  L.P.(6).............................       25          157,500        157,500        --         --
Colonial Penn Life Insurance
  Company(6)..........................       50          315,000        315,000        --         --
GAM Arbitrage Investments, Inc.(6)....       25          157,500        157,500        --         --
Halifax Fund, L.P.(6)(7)..............      500        3,150,000      3,150,000        --         --
Heracles Fund(6)......................      175        1,102,500      1,102,500        --         --
Leonardo, L.P.(6)(8)..................      365        2,299,500      2,299,500        --         --
Nelson Partners(6)(7).................      247        1,556,100      1,556,100        --         --
Olympus Securities, Ltd.(6)(9)........      303        1,908,900      1,908,900        --         --
Ramius Fund, Ltd.(6)(8)...............       85          535,500        535,500        --         --
Raphael, L.P.(6)(8)...................       50          315,000        315,000        --         --
Themis Partners L.P.(6)...............      175        1,102,500      1,102,500        --         --
                                          -----       ----------     ----------     -----      -----
  Subtotal............................    2,000       12,600,000     12,600,000        --         --
                                          -----       ----------     ----------     -----      -----
          Total.......................    2,000       12,718,353     12,718,353        --
                                          =====       ==========     ==========     =====      =====


---------------

(1) Based upon 28,468,745 shares of Common Stock outstanding as of October 31, 1998. Except as otherwise noted herein, the number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of the date of this Prospectus through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.



(2) The number of Shares shown as beneficially owned prior to the offering by the Selling Stockholders holding Series B Preferred Stock represents shares of Common Stock issuable to the Selling Stockholders assuming conversion, as of September 30, 1998, of all shares of Series B Preferred Stock calculated using an assumed conversion price of $2.50. Pursuant to a Registration Statement on Form S-3 filed on December 24, 1997, the Company registered 8,028,569 shares of which it is allocating 7,910,216 shares to be issuable to holders of Series B Preferred Stock upon conversion thereof. Of the 12,600,000 shares of Common Stock listed as being offered by the Series B Preferred Stockholders, this registration statement registers an aggregate of 4,689,784 additional shares of Common Stock on behalf of the holders of Series B Preferred Stock which have not previously been registered. Pursuant to the terms of the Registration Rights Agreement dated November 14, 1997 (the "Registration Rights Agreement"), the Company is required to register for resale that number of shares of Common Stock which are equal to at least 150% of the number of shares of Common Stock issuable upon conversion of the outstanding number of shares of Series B Preferred Stock (the "Minimum Registrable Shares"), which is equal to the product of (i) 150% and (ii) the quotient obtained by dividing (x) the sum of the aggregate principal amount of the Series B Preferred Stock ($20,000,000) and the stated annual accrual of five percent of such principal amount ($1,000,000) by (y) the conversion price per share assumed for purposes of this registration statement to be $2.50. This Prospectus also covers the resale of such presently indeterminate number of additional shares as may be issuable upon conversion of the Series B Preferred Stock based upon fluctuations in the conversion price of the Series B Preferred Stock and certain antidilution provisions. As described in footnote 6 below, the actual number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock depends, subject to certain limitations, upon the lower of (i) the Fixed Conversion Price (as defined pursuant to the provisions of the Series B Preferred Stock) which is currently $11.02, and (ii) the average of the two lowest closing bid prices during the ten consecutive trading days immediately prior to conversion and may be less than or greater than the number of shares shown as beneficially owned by the Selling Stockholders or otherwise covered by this Prospectus.

(3) The number of shares of Common Stock registered pursuant to the Registration Statement on behalf of the Selling Stockholders holding Series B Preferred Stock and the number of Shares offered hereby by such holders have been determined by agreement between the Company and such Selling Stockholders. Because the number of shares that will ultimately be issued upon conversion of the Series B Preferred Stock is dependent, subject to certain limitations, upon the average of certain closing bid prices of the Common Stock prior to conversion as described in footnote 6 below, such number of shares (and therefore the number of Shares offered hereby) cannot be determined at this time.


(4) Assumes the sale of all of the Shares beneficially owned by the Selling Stockholders.


(5) Shares offered pursuant to this registration statement consist entirely of shares of Cell Genesys Common Stock issued or issuable upon exercise of outstanding Warrants.

(6) Each share of Series B Preferred Stock is convertible into that number of shares of Common Stock equal to (i) the share's stated value of $10,000, plus a premium in the amount of 5% per annum accruing from the date of issuance through the date of conversion, divided by (ii) the conversion price equal to the lesser of (i) the Fixed Conversion Price (as defined pursuant to the provisions of the Series B Preferred Stock), and (ii) a floating conversion price equal to 100% (subject to downward adjustment upon certain events, including if the Common Stock is not quoted on certain markets) of the average of the two lowest closing bid prices for the Common Stock over 10 trading days preceding the conversion date. The initial Fixed Conversion Price for the 2,000 shares of Series B Preferred Stock issued on November 14, 1997 is $11.02.

     In accordance with the rights and restrictions of the Series B Preferred Stock, unless waived by the Selling Stockholder, no Selling Stockholder may convert the Series B Preferred Stock to the extent that the shares to be received by such holder upon such conversion would cause such holder to own more than 4.99% of the outstanding shares of Common Stock. In addition, pursuant to the regulations of the National Association of Securities Dealers, Inc., in the absence of Approval or Exemption for Excess Share Limit Issuances, the aggregate number of shares of Common Stock issuable to the Selling Stockholders at a discount from market price upon conversion of the Series B Preferred Stock may not equal or exceed the Share Limit (i.e., 5,624,000 shares). If stockholder approval is not obtained to issue shares of Common Stock to the Selling Stockholders in excess of such amount, none of the Selling Stockholders will be entitled to acquire more than its proportionate share of such maximum amount. Any Series B Preferred Stock which may not be converted because of such limitation must be redeemed by the Company. The number of shares being offered hereby assumes the Company is entitled to issue shares in excess of the Share Limit. See footnote 4 for greater detail. For a complete description of the rights, preferences and restrictions of the Series B Preferred Stock, see "Description of Capital Stock."

(7) The Palladin Group, L.P. is the investment manager of Halifax Fund, L.P. and consequently has voting control and investment discretion. The Palladin Group L.P. disclaims beneficial ownership of the Shares held by Halifax Fund, L.P.

(8) Angelo, Gordon & Co., L.P. is a general partner of Leonardo, L.P., a general partner of Raphael, L.P., a general partner of AG Super Fund International Partners, L.P., the Investment Advisor of GAM Arbitrage Investments, Inc., the Investment Advisor of Ramius Fund, Ltd., (collectively, the "Angelo Gordon Entities") and consequently has voting control and investment discretion over securities held by Angelo Gordon Entities. The ownership for each of the Angelo Gordon Entities does not include the ownership information for the other Angelo Gordon Entities.

(9) Citadel Limited Partnership is the managing general partner of Nelson Partners ("Nelson") and the trading manager of Olympus Securities, Ltd. ("Olympus") and consequently has voting control and investment discretion over securities held by both Nelson and Olympus. The ownership information for Nelson does not include the Shares owned by Olympus and the ownership information for Olympus does not include the Shares owned by Nelson.

                              PLAN OF DISTRIBUTION

     The Shares covered by this Prospectus may be offered and sold from time to time by the Selling Stockholders. The Selling Stockholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. The Selling Stockholders may sell the Shares being offered hereby on the Nasdaq National Market, or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or at negotiated prices. The Shares may be sold by one or more of the following means of distribution: (a) a block trade in which the broker-dealer so engaged will attempt to sell Shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this Prospectus; (c) an over-the-counter distribution in accordance with the rules of the Nasdaq National Market; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (e) in privately negotiated transactions. To the extent required, this Prospectus may be amended and supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the Shares or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the Company's Common Stock in the course of hedging the positions they assume with Selling Stockholders. The Selling Stockholders may also sell the Company's Common Stock short and redeliver the shares to close out such short positions. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of Shares offered hereby, which Shares such broker-dealer or other financial institution may resell pursuant to this Prospectus (as supplemented or amended to reflect such transaction). The Selling Stockholders may also pledge Shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged Shares pursuant to this Prospectus (as supplemented or amended to reflect such transaction). In addition, any Shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

     In effecting sales, brokers, dealers or agents engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers, dealers or agents may receive commissions, discounts or concessions from the Selling Stockholders in amounts to be negotiated prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any such commissions, discounts or concessions may be deemed to be underwriting discounts or commissions under the Securities Act. The Company will pay all expenses incident to the offering and sale of the Shares to the public other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes.

     In order to comply with the securities laws of certain states, if applicable, the Shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and there has been compliance thereof.

     The Company has advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of Shares in the market and to the activities of the Selling Stockholders and their affiliates. In addition, the Company will make copies of this Prospectus available to the Selling Stockholders and has informed them of the need for delivery of copies of this Prospectus to purchasers at or prior to the time of any sale of the Shares offered hereby. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

     At the time a particular offer of Shares is made, if required, a Prospectus Supplement will be distributed that will set forth the number of Shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

     The sale of Shares by the Selling Stockholders is subject to compliance by the Selling Stockholders with certain contractual restrictions with the Company. There can be no assurance that the Selling Stockholders will sell all or any of the Shares.

     The Company has agreed to indemnify the Selling Stockholders and any person controlling a Selling Stockholder against certain liabilities, including liabilities under the Securities Act. The Selling Stockholders have agreed to indemnify the Company and certain related persons against certain liabilities, including liabilities under the Securities Act.

     The Company has agreed with certain of the Selling Stockholders to keep the Registration Statement of which this Prospectus constitutes a part effective until all the Shares are sold by the Selling Stockholders or all unsold Shares are freely tradable subject to compliance with Rule 144 of the Securities Act.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 75,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock. As of September 30, 1998, there were approximately 28,468,745 shares of Common Stock outstanding held of record by approximately 1,062 holders and 2,000 shares of Preferred Stock outstanding held of record by approximately 11 holders.

COMMON STOCK

     The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders, except that, in the election of directors, the holders are entitled to cumulative voting. Subject to preferences of outstanding Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of Preferred Stock, if any, then outstanding. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable, and the shares of Common Stock offered hereby will be fully paid and non-assessable.

PREFERRED STOCK

     The Board of Directors has the authority, without further action by the stockholders, to issue the undesignated Preferred Stock in one or more series, to fix the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued shares of undesignated Preferred Stock and to fix the number of shares constituting any series and the designation of such series. The purpose of authorizing the board of directors of Cell Genesys to determine such rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of holders of Cell Genesys Common Stock and, under certain circumstances, make it more difficult for a third party to gain control of Cell Genesys.

     The Company is authorized to issue 5,000,000 shares of undesignated Preferred Stock, of which (i) 200,000 shares have been designated as Series A Participating Preferred Stock (the "Series A Preferred Stock"), none of which is issued and outstanding, and (ii) 4,000 shares have been designated Series B Convertible Preferred Stock (the "Series B Preferred Stock"), of which 2,000 shares are issued and outstanding. The Series A Preferred Stock was designated in connection with the adoption of a preferred shares rights agreement dated July 28, 1995 and is described in the Company's Registration Statement on Form 8-A pursuant to which such preferred shares rights agreement is filed as an exhibit thereto. The holders of Series B Preferred Stock are entitled to receive dividends in kind in preference to the Common Stock at a rate of $500 per share per annum, and such amounts are included in the balance of Series B Preferred Stock subject to conversion into Common Stock. In the event of a liquidation, dissolution or winding up of the

Company, the holders of Series B Preferred Stock are entitled to receive in cash out of the assets of the Company in preference to the Series A Preferred Stock, any other series of Preferred Stock ranking junior to the Series B Preferred Stock and to the holders of Common Stock in an amount equal to $10,000 per share plus the aggregate amount of accumulated dividends in kind per share. Payment must be made in full to holders of the Series B Preferred Stock, and thereafter, any remaining assets may be distributed ratably among the holders of Common Stock.


     The shares of Series B Preferred Stock are convertible into shares of Common Stock of the Company based on a conversion price of $11.02 per share or, if lower, the Floating Conversion Price; provided that, a holder will not be permitted at anytime to convert an amount of Series B Preferred Stock which would result in the holder owning more than 4.9% of the then outstanding capital stock of the Company absent express waiver by such holder. In addition, the Company is not obligated to issue more shares of Common Stock upon conversion in excess of the Share Limit (i.e., 5,624,000 shares) absent Approval or Exemption for Excess Share Limit Issuances. Subject to certain conditions, the Company may elect any time after three years from the issue date to require conversion of some or all of the Series B Preferred Stock if the last reported sale price of the Company's Common Stock is at least $27.55 per share for a period of 20 consecutive trading days prior to such election. Any outstanding balance of Series B Preferred Stock is subject to mandatory conversion five years from the date of issuance, subject to extension of such conversion date upon certain events. Subject to certain conditions, enumerated in the Securities Purchase Agreement, the Company has a right on one occasion to require the holders of the Series B Preferred Stock to purchase up to an additional 1,000 shares of Series B Preferred Stock at a purchase price of $10,000 per share during the period between 360 days and 540 days following the original issuance date.



     The holders of the Series B Preferred Stock are entitled to certain rights, subject to certain limitations, including (i) a right of first refusal for one year from the date of issuance to purchase a pro rata portion of any issuance of equity or convertible securities of the Company, (ii) a right to purchase at the same original issue price up to 50% of the number of shares of Series B Preferred Stock held during the period beginning one year from and ending four years following the date of original issuance, and (iii) certain price-based antidilution rights triggered upon certain events which would require the Company to issue additional shares of Common Stock upon conversion of the Series B Preferred Stock. The holders of the Series B Preferred Stock are also entitled to a right to require the Company to (i) redeem all of the outstanding shares of Series B Preferred Stock upon certain events including a change of control or sale of all or substantially all of the Company's assets, a failure by the Company to maintain the effectiveness of a registration statement for the sale of the shares of Common Stock issuable upon conversion of the Series B Preferred Stock, a delisting of the Company's Common Stock, or the notice to any holder by the Company of an intention not to comply with a proper request for conversion of Series B Preferred Stock into Common Stock, and (ii) redeem such number of shares of Series B Preferred Stock for which the Company is unable to issue Common Stock registered for resale under a registration statement pursuant to a request for conversion because the Company does not have a sufficient number of shares of authorized Common Stock, is prohibited under the rules of the Nasdaq Stock Market from issuing shares in excess of the Share Limit, or fails to have a sufficient number of shares of Common Stock registered for resale under an effective registration statement. The redemption price for each share of Series B Preferred Stock is the greater of (i) the sum of (x) $12,000 plus (y) the product of $500 and the quotient of elapsed days from issuance divided by 365 (the "Dividend-in-kind Amount") and (ii) the product of the (x) closing bid price on the conversion date or on the date immediately preceding certain events of redemption, as applicable, and (y) the Conversion Rate (the "Redemption Price Formula"). The "Conversion Rate" for purposes of redemption is a formula based on the quotient of (i) the sum of the Dividend-in-kind Amount and $10,000, and
(ii) the Floating Conversion Price. In the event the Company does not obtain Approval or Exemption for Excess Share Limit Issuances, the Company would be obligated to redeem that number of shares of Preferred Stock for which holders requested conversion of shares of Common Stock in excess of the Share Limit, and such number of redeemable shares would increase by any decrease in the price of the Company's Common Stock below approximately $3.70 per share. Until such time as the Company obtains Approval or Exemption for Excess Share Limit Issuances, the Company may become subject to the foregoing redemption obligations, and the amount of such obligation could become material as a result of a decline in the Company's Common Stock below approximately $3.70 per share. Since the

Redemption Price Formula is based on the closing bid price of the Common Stock on the conversion date or the date immediately preceding the redemption date, as applicable, volatility in the price of the Company's Common Stock could magnify the amount of any redemption obligation, and such amount could be material as a result of such volatility. The Company may also be subject to an obligation to pay the holders of Series B Preferred Stock certain monetary penalties as a result of certain of the foregoing described events.


     A failure to timely register and maintain an effective registration statement would also result in certain adjustments to the conversion rate of the Series B Preferred Stock which could have the effect of increasing the number of shares of Common Stock issuable upon conversion. See "Risk Factors -- Shares Eligible for Future Sale; Dilution." The holders of the Series B Preferred Stock have no voting rights, except as otherwise required under Delaware law or as expressly provided to approve certain subsequent issuances of Series B Preferred Stock or to change the rights, preferences or privileges of the Series B Preferred Stock.

     The Shares issuable upon conversion of the Series B Preferred Stock are registered on a Registration Statement on Form S-3 of which this Prospectus forms a part pursuant to certain registration rights granted to holders of the Series B Preferred Stock under the Registration Rights Agreement.

WARRANTS

     As of September 30, 1998, the Company had outstanding a warrant to purchase 750,000 shares of Common Stock at $13.00 per share, with an expiration date of October 9, 2000. Such warrant was issued pursuant to the Stock Purchase Agreement between the Company and Hoechst Marion Roussel, Inc. on October 9, 1995 (the "HMR Warrant"). In addition, the Company had outstanding Warrants to purchase: (i) 36,023 shares of Common Stock at $3.01 per share, with an expiration date of February 28, 1999; (ii) 9,000 shares of Common Stock at $5.04 per share, with an expiration date of February 28, 1999; (iii) 56,271 shares of Common Stock at $0.03 per share, with an expiration date of November 23, 1999;
(iv) 4,812 shares of Common Stock at $18.18 per share, with an expiration date of May 24, 1999; and (v) 7,434 shares of Common Stock at $18.33 per share, with an expiration date of December 31, 1999. Except for the HMR Warrant, all such Warrants were assumed by the Company in connection with the acquisition of Somatix on May 30, 1997. The Shares issuable upon exercise of the Warrants listed in the table under "Selling Stockholders" above are being registered on a Registration Statement on Form S-3 of which this Prospectus forms a part pursuant to certain registration rights granted to the holders of such Warrants. Certain of the Warrants are subject to a net exercise provision by which the holder may exercise the Warrant by surrendering Shares in lieu of paying the cash exercise price.

                                 LEGAL MATTERS

     The validity of the Shares offered hereby will be passed upon by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California, counsel to the Company.

                                    EXPERTS

     The consolidated financial statements of Cell Genesys appearing in its Annual Report on Form 10-K for the year ended December 31, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

------------------------------------------------------
------------------------------------------------------

     NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE BY THIS PROSPECTUS TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING STOCKHOLDER OR BY ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SHARES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE OF OR OFFER TO SELL THE SHARES MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Available Information.................    2
Incorporation of Certain Documents By
  Reference...........................    2
The Company...........................    4
Risk Factors..........................    5
Use of Proceeds.......................   13
Selling Stockholders..................   13
Plan of Distribution..................   17
Description of Capital Stock..........   18
Legal Matters.........................   20
Experts...............................   20


------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                               CELL GENESYS, INC.

                               12,718,353 SHARES
                                       OF
                                  COMMON STOCK
                            ------------------------
                                   PROSPECTUS

                            ------------------------

                               NOVEMBER   , 1998


------------------------------------------------------
------------------------------------------------------

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The Company will pay all expenses incident to the offering and sale to the public of the shares being registered other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes. Such expenses are set forth in the following table. All of the amounts shown are estimates except the Securities and Exchange Commission ("SEC") registration fee and the Nasdaq National Market listing fee.

SEC registration fee........................................  $ 3,761
NASDAQ National Market listing fee..........................   17,500
Legal fees and expenses.....................................   15,000
Accounting fees and expenses................................    5,000
Miscellaneous expenses......................................    3,500
                                                              -------
          Total.............................................  $44,761
                                                              =======

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person has acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his or her conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification may be made with respect to any matter as to which such person has been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

     The Registrant's Certificate of Incorporation provides that no director will be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for authorizing the payment of a dividend or repurchase of stock or (iv) for any transaction in which the director derived an improper personal benefit.

     The Registrant's by-laws provide that the Registrant must indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant) by reason of the fact that he or she is or was a director or officer of the Registrant, or that such director or officer is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture trust or other enterprise (collectively "Agent"), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement (if such settlement is approved in advance by the Registrant, which approval may not be unreasonably withheld) actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, will not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Registrant, and with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

     The Registrant's by-laws provide further that the Registrant must indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Registrant to procure a judgment in its favor by reason of the fact that he or she is or was an Agent against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant, provided that no indemnification may be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the Registrant unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court deems proper.

     Pursuant to its by-laws, the Registrant has the power to purchase and maintain a directors and officers liability policy to insure its officers and directors against certain liabilities.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 16. EXHIBITS.

     5.1     Opinion of Wilson Sonsini Goodrich & Rosati, Professional
             Corporation.
    10.1(1) Securities Purchase Agreement dated as of November 13, 1997, by and among Cell Genesys, Inc. and the investors listed thereon.
    10.2(1) Registration Rights Agreement dated as of November 13, 1997, by and among Cell Genesys, Inc. and the investors listed thereon.
    10.3(1)  Certificate of Designations, Preferences and Rights of
             Series B Convertible Preferred Stock of Cell Genesys, Inc., filed with the Office of the Secretary of State of the State of Delaware on November 13, 1997.
    10.4(2)  Amended and Restated Agreement and Plan of Merger and
             Reorganization dated as of January 12, 1997, as amended and restated as of March 27, 1997, among Cell Genesys, Inc., S
             Merger Corp. and Somatix Therapy Corporation.
    10.5(3) Form of Warrant for the purchase of shares of common stock of Somatix Therapy Corporation.
    23.1     Consent of Independent Auditors.
    23.2     Consent of Counsel (included in Exhibit 5.1).
    24.1     Power of Attorney (included on page II-5).

---------------
(1) Incorporated by reference to the Company's Report on Form 8-K filed with the Commission on November 21, 1997.

(2) Incorporated by reference to the Company's Registration Statement on Form S-4, filed with the Commission on April 30, 1997.

(3) Incorporated by reference to the Company's Registration Statement on Form S-3 (No. 333-43277) filed with the Commission on December 24, 1997.

ITEM 17. UNDERTAKINGS.

A. UNDERTAKING PURSUANT TO RULE 415.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) to include any prospectus required by Section 10(a)(3) Securities Act of 1933 (the "Securities Act");

             (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     provided, however, that paragraphs A(l)(i) and A(l)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
     Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in the Registration Statement;

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

B. UNDERTAKING REGARDING FILINGS INCORPORATING SUBSEQUENT EXCHANGE ACT DOCUMENTS BY REFERENCE.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. UNDERTAKING IN RESPECT OF INDEMNIFICATION.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Foster City, California, on this 23rd day of November 1998.


                                          CELL GENESYS, INC.

                                          By:    /s/ MATTHEW J. PFEFFER

                                            ------------------------------------
                                                    Matthew J. Pfeffer,
                                                  Chief Financial Officer

                               POWER OF ATTORNEY


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the registration statement has been signed below by the following persons in the capacities and on the dates indicated.



                      SIGNATURE                                   TITLE                     DATE
                      ---------                                   -----                     ----
            /s/ STEPHEN A. SHERWIN, M.D.*              Chairman of the Board,        November 23, 1998
-----------------------------------------------------  President and
              Stephen A. Sherwin, M.D.                 Chief Executive Officer
                                                       (Principal Executive
                                                       Officer)

               /s/ MATTHEW J. PFEFFER                  Chief Financial Officer       November 23, 1998
-----------------------------------------------------  (Principal Financial and
                 Matthew J. Pfeffer                    Accounting Officer)

                /s/ DAVID W. CARTER*                   Director                      November 23, 1998
-----------------------------------------------------
                   David W. Carter

                 /s/ JAMES M. GOWER*                   Director                      November 23, 1998
-----------------------------------------------------
                   James M. Gower

          /s/ RAJU S. KUCHERLAPATI, PH.D.*             Director                      November 23, 1998
-----------------------------------------------------
             Raju S. Kucherlapati, Ph.D.

                /s/ JOSEPH E. MAROUN*                  Director                      November 23, 1998
-----------------------------------------------------
                  Joseph E. Maroun

            /s/ JOHN T. POTTS, JR., M.D.*              Director                      November 23, 1998
-----------------------------------------------------
              John T. Potts, Jr., M.D.

                      SIGNATURE                                   TITLE                     DATE
                      ---------                                   -----                     ----
                 /s/ EUGENE L. STEP*                   Director                      November 23, 1998
-----------------------------------------------------
                   Eugene L. Step

             /s/ INDER M. VERMA, PH.D.*                Director                      November 23, 1998
-----------------------------------------------------
                Inder M. Verma, Ph.D.

             *By: /s/ MATTHEW J. PFEFFER
      ----------------------------------------
                 Matthew J. Pfeffer
                  Attorney-in-Fact

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
 5.1      Opinion of Wilson Sonsini Goodrich & Rosati, Professional
          Corporation.
10.1(1)   Securities Purchase Agreement dated as of November 13, 1997, by and among Cell Genesys, Inc. and the investors listed
          thereon.
10.2(1)   Registration Rights Agreement dated as of November 13, 1997, by and among Cell Genesys, Inc. and the investors listed
          thereon.
10.3(1)   Certificate of Designations, Preferences and Rights of
          Series B Convertible Preferred Stock of Cell Genesys, Inc.,
          filed with the Office of the Secretary of State of the State of Delaware on November 13, 1997.
10.4(2)   Amended and Restated Agreement and Plan of Merger and
          Reorganization dated as of January 12, 1997, as amended and restated as of March 27, 1997, among Cell Genesys, Inc., S
          Merger Corp. and Somatix Therapy Corporation.
10.5(3)   Form of Warrant for the purchase of shares of common stock of Somatix Therapy Corporation.
23.1      Consent of Independent Auditors.
23.2      Consent of Counsel (included in Exhibit 5.1).
24.1      Power of Attorney (included on page II-5).

---------------
(1) Incorporated by reference to the Company's Report on Form 8-K filed with the Commission on November 21, 1997.

(2) Incorporated by reference to the Company's Registration Statement on Form S-4, filed with the Commission on April 30, 1997.

(3) Incorporated by reference to the Company's Registration Statement on Form S-3 (No. 333-43277) filed with the Commission on December 24, 1997.